Exhibit 99.1

American Spectrum Realty Takes Court Action Regarding Wholly-Owned Subsidiaries

HOUSTON--(BUSINESS WIRE)--January 10, 2014--American Spectrum Realty, Inc. (NYSE MKT: AQQ) – a real estate investment, management and leasing company – today announced a recent court filing in the Southern District of Texas as negotiations regarding three loans pertaining to four Houston commercial properties broke down with a private equity firm, which acquired the loans from the original lender.

Three of American Spectrum Realty wholly-owned subsidiaries, which own four real property assets, filed bankruptcy petitions under Chapter 11 of the United States Bankruptcy Code. All of these properties have been posted for foreclosure. The three subsidiaries are ASR-8 Centre LP, ASR-Parkway One & Two LP and ASR-Fountainview Place LP. The docket number for the jointly administered filings is Case No. 14-30174.

Company management initiated this preemptive move to protect the rights of investors and creditors. The mortgages on these properties were acquired from the original lender, a Texas bank, in September 2013 by a private equity firm, which then attempted to foreclose on the assets. American Spectrum Realty management was unsuccessful in restructuring the loans in a short time frame subsequent to the private equity firm’s acquisition of the loans. Thus, management had no alternative but to preserve shareholder equity in these projects other than to take legal action.

American Spectrum Realty strongly contends that these assets have value in excess of the mortgages and other property payables. Discussions with the private equity firm did not produce a time frame in which the Company could comfortably unlock what it believes to be the inherent value in the properties. Consequently, the bankruptcy petitions were filed in a move to preserve current value and realize full potential value through either a plan of reorganization or orderly marketing and sale while American Spectrum Realty maintains control of the asset management and property management duties.

ABOUT AMERICAN SPECTRUM REALTY, INC.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interests in office, industrial, self-storage, RV parks, retail multi-family properties and undeveloped land throughout the United States. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients. American Spectrum Management Group, Inc. provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties totaling 10 million square feet in multiple states. Website: www.americanspectrumrealty.com

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company's past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Elisa Grainger, CFO
(949) 825-6409
egrainger@americanspectrum.com